Exhibit 99.2

FOR IMMEDIATE RELEASE

TECO ENERGY ANNOUNCES PRICING OF PUBLIC OFFERING

OF COMMON STOCK

TAMPA, Fla. (July 1, 2014) — TECO Energy, Inc. (NYSE: TE) today reported that it has entered into an underwriting agreement for the sale by the company of 15.5 million primary shares of its common stock pursuant to an effective shelf registration statement at a price to the public of $18.10 per share through underwriters led by Morgan Stanley, Citigroup and JP Morgan as joint bookrunning managers. The offering is expected to close on or about July 8, 2014, subject to customary closing conditions.

Net proceeds from the sale are expected to be about $271 million after expenses and will be used to fund, in part, TECO Energy’s acquisition of New Mexico Gas Company and for general corporate purposes. TECO Energy has also granted the underwriters an option for a period of 30 days to purchase an additional 2,325,000 shares of common stock to cover the underwriters’ option to purchase additional shares.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any state or jurisdiction. The offering is being made only by means of a prospectus supplement and accompanying prospectus forming a part of the effective registration statement. A copy of the preliminary prospectus supplement and accompanying prospectus relating to this offering may be obtained from the offices of Morgan Stanley, Prospectus Department, 180 Varick Street 2nd Floor, New York, New York 10014, Citigroup Global Markets, Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717. An electronic copy of the final prospectus supplement and accompanying prospectus will be available from the Securities and Exchange Commission’s web site at www.sec.gov.

TECO Energy Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Co., is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Tampa Electric serves more than 700,000 customers in West Central Florida, and Peoples Gas serves more than 350,000 customers in most of Florida’s major metropolitan areas and beyond. Other TECO Energy subsidiaries include TECO Coal, which owns and operates coal-production facilities in Kentucky, Tennessee and Virginia.

NOTE: This press release contains forward-looking statements about the anticipated completion of the public offering and the Company’s intentions to use the net proceeds from the offering, including the proposed acquisition of New Mexico Gas Company, which are all subject to the inherent uncertainties in predicting future results and conditions. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended December 31, 2013, and in the prospectus supplement related to the offering.

Contact:	News Media: Cherie Jacobs – (813) 228-4945
Investor Relations: Mark Kane – (813) 228-1772